Filed Pursuant to Rule 433
Registration Statement Number 333-132750
September 14, 2006
Final Term Sheet

Issuer:	Comcast Corporation

Guarantors:	Comcast Cable Communications, LLC Comcast Cable Communications Holdings, Inc. Comcast Cable Holdings, LLC Comcast MO Group, Inc. Comcast MO of Delaware, LLC

Expected Ratings:	Moody’s: Baa2; S&P: BBB+; Fitch: BBB+

Issue of Securities:	7.00% Notes due 2055, Series B

Denomination:	$25.00 (each $25.00 principal amount “a note”)

Aggregate Principal Amount:	$1,000,000,000 (40,000,000 notes)

Over-Allotment Option:	6,000,000 notes

Coupon:	7.00% per annum, accruing from September 21, 2006

Interest Payment Dates:	Quarterly on September 15, December 15, March 15 and June 15, beginning on December 15, 2006

Maturity:	September 15, 2055

Redemption:	Comcast may redeem the notes, in whole or in part, at any time on or after September 15, 2011 at a redemption price equal to 100% of the principal amount redeemed plus accrued and unpaid interest to the redemption date.

Settlement Date:	September 21, 2006 (T+5)

CUSIP Number:	20030N 40 8

Public Offering Price:	$25.00 per note; $1,000,000,000 total (not including over-allotment option)

Proceeds to Comcast, before expenses:	$968,911,125 total

Joint Book-Running Managers:	Citigroup Global Markets Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated

Co-Managers:	Morgan Stanley & Co. Incorporated
UBS Securities LLC
Wachovia Capital Markets, LLC
A.G. Edwards & Sons, Inc.
RBC Dain Rauscher Inc.
Banc of America Securities LLC
Deutsche Bank Securities Inc.
J.P. Morgan Securities Inc.
Lehman Brothers Inc.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll-free at 1-877-858-5407 or Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-866-500-5408.

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